Exhibit 10.13

Employment Agreement

LYNX THERAPEUTICS, INC.
EMPLOYEE AGREEMENT
for
NORMAN JOHN WILKIE RUSSELL, Ph.D.

This Employment Agreement ("Agreement") by and between Norman John Wilkie Russell, Ph.D. ("Executive") and LYNX THERAPEUTICS, INC., a Delaware corporation (the "Company"), is entered into and is effective as of the last date upon which either party executes this Agreement.

WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1. EMPLOYMENT BY THE COMPANY.

1.1 Subject to terms set forth herein, the Company agrees to employ Executive in the position of President and Chief Executive Officer ("CEO") and Executive hereby accepts such employment effective as of October 18, 1999. The Company shall use its best efforts to elect Executive to the Company's Board of Directors (the "Board") for so long as Executive holds the position of President and CEO. During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods permitted by the Company's general employment policies, reasonable periods of illness or other incapacities permitted by the Company's general employment policies, and as otherwise provided herein) to the business of the Company.

1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board.

1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control. COMPENSATION.

1.4 Salary. Executive shall receive for services to be rendered hereunder an annualized base salary of Two Hundred Fifty-five Thousand U.S. Dollars ($255,000), payable on the Company's normal payroll schedule, and subject to standard payroll deductions and withholdings.

1.5 Bonuses. The Board may provide Executive with bonuses, within its sole discretion. Additionally, the Board may determine, within its sole discretion, milestones or other criteria upon which bonus payments to Executive may be conditioned.

1.6 Stock Option. Subject to approval by the Board, the Company will grant Executive a nonstatutory stock option (the "Option") in the amount of Two Hundred Thousand (200,000) shares of the common stock of the Company (the "Common Stock") pursuant to the Company's 1992 Stock Option Plan (the "Plan"). The exercise price per share of the Option will be the fair market value per share of the Common Stock on the date of grant. Except as otherwise provided herein, the Option will vest and become exercisable over five (5) years, with Twenty Percent (20%) of the shares covered by the Option vesting and becoming exercisable on the first year anniversary of the date of grant and the remaining Eighty Percent (80%) of the shares covered by the Option vesting and becoming exercisable in Forty-Eight (48) equal monthly installments thereafter, in accordance with the Company's standard vesting and exercisability policy, as long as the Executive remains in service with the Company. The Option will be subject to the terms of the Plan and Executive's corresponding Stock Option Grant Notice and Stock Option Agreement.

1.7 Relocation Assistance.

(a) Housing Purchase Assistance. The Company shall provide a loan to Executive in the principal amount of Two Hundred Fifty Thousand U.S. Dollars ($250,000) for the sole purpose of the purchase by Executive of residential housing, which loan shall be secured by the residential housing purchased by Executive. Interest paid on the principal sum of the loan to Executive shall be simple interest accrued from the date of the loan. The principal amount and all interest shall be forgiven by the Company during Executive's continued employment by the Company on the following schedule: (a) Fifty Percent (50%) shall be forgiven after Executive has been employed for two full years; (b) an additional Twenty-Five Percent (25%) shall be forgiven after Executive has been employed for a full three years; and (c) the remaining Twenty-five Percent (25%) shall be forgiven after Executive has been employed for a full four years. In the event Executive resigns his employment with the Company for any reason or Executive's employment with the Company is terminated for any reason, including without limitation, termination with or without cause, or termination due to disability or death, prior to the Company's full forgiveness of the loan, the loan shall be accelerated and all remaining unforgiven principal and interest shall become due and payable thirty (30) days after such resignation or termination. The Company shall provide Executive with the necessary documents to execute the loan.

(b) Moving Expenses. The Company shall reimburse Executive for his reasonable and necessary moving costs incurred in connection with his relocation from the United Kingdom to the United States in order to commence employment with the Company ("Moving Costs"), of approximately Forty Thousand Dollars ($40,000). Executive must provide appropriate documentation of each Moving Cost to the Company, including all receipts. In the event that Executive voluntarily terminates his employment with the Company within one year of his hire date, Executive shall repay to the Company the unforgiven portion of the Moving Costs, calculated as specified herein, including tax assistance payments or other amounts paid to the federal or state agencies as withholding or other credit against taxes. The amount of the Moving Costs forgiven by the Company shall be calculated as follows: for each full month of Executive's full-time employment, the Company will forgive one- twelfth (1/12th) of the Moving Costs.

(c) Temporary Housing Assistance. The Company will reimburse Executive for the actual cost of rental housing paid by Executive. The Company's obligation to provide rental reimbursement to Executive shall immediately cease upon the earliest of: (a) the Executive's purchase of residential housing; (b) the termination of Executive's employment for any reason and at the request of either party; or (c) six months after Executive's hire date.

(d) Automobile Assistance. In the event that Executive is unable to purchase or lease at least two automobiles in California due to his relocation from the United Kingdom to the United States, the Company shall assist Executive in obtaining the use of at least two automobiles. The Company retains the sole discretion to determine the manner and means by which it provides this assistance. The Company's obligation to provide this automobile assistance to Executive shall immediately cease upon the earliest of: (a) the Executive's purchase or lease of the same number of automobiles; (b) the termination of Executive's employment for any reason and at the request of either party; or (c) six months after Executive's hire date.

(e) Assistance In Obtaining a Visa. The Company will reimburse Executive for the actual and necessary costs incurred by Executive in applying for a Visa. The Company also will pay any fees required for obtaining a Visa so that Executive may be employed by the Company in the United States.

(f) Tax Treatment of Relocation Assistance. All reimbursements or payments made to Executive or on his behalf by the Company pursuant to this Agreement may be included as Executive's gross income and therefore may be subject to tax. Executive understands that his ability to deduct any portion of these reimbursements or payments is subject to specific limits and other Internal Revenue Service ("IRS") requirements, including the requirement that he must be able to substantiate these expenses by retaining copies of receipts. Executive understands that if he is audited by the IRS or any state tax agency, Executive alone will be liable for any taxes, interest or penalties due if any claimed deductions are denied for any reason, including but not limited to due to his failure to retain copies of receipts. Executive further understands that he is responsible for obtaining independent advice from his own personal tax advisor and that the Company cannot provide such advice to him.

1.8 Standard Company Benefits. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally, including but not limited to medical, dental and vision benefit plans and life insurance. Executive also shall be eligible to participate in the Company's 401(k) Plan, including eligibility for a monthly matching contribution by the Company on Executive's behalf, in an amount equal to that contributed by Executive up to a maximum annual matching contribution of Seven Hundred Fifty Dollars ($750). Executive shall be provided specific information concerning these Company benefits upon commencement of his employment.

2. CHANGE IN CONTROL.

2.1 Definitions.

(a) Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean: (1) a sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property whether in the form of securities, cash or otherwise.

(b) Cause. For the purposes of this Agreement, "Cause" shall have the meaning specified in Section 6.2(b) of this Agreement.

(c) Good Reason. For the purposes of this Agreement, "Good Reason"

means: (i) a material breach by the Company of its obligations under this Agreement and the failure of the Company to remedy such breach within a reasonable period of time following receipt of written notice from Executive; (ii) a material reduction to Executive's duties and responsibilities, in the aggregate; (iii) a reduction of Executive's "base compensation" unless such reduction in "base compensation" is implemented for the majority of the Company's officers ("base compensation" for this purpose being all gross earnings of Executive that would be required to be reflected on Form W-2 by the Company, exclusive of bonus, income recognized by virtue of the exercise or disposition of Company stock options or by the sale of stock acquired pursuant to the Company's employee stock purchase plan, plus amounts that are deferred into the Company's 401(k) Plan and cafeteria plans); or (iv) without Executive's express written consent, the Company requires Executive to change the location of his job or office more than fifty (50) miles from the location of his prior job or office, except in connection with a relocation to the Company's headquarters.

2.2 Accelerated Vesting. In the event of a Change in Control, then the vesting and exercisability of the shares covered by the Option (or by any option substituted for the Option) shall accelerate so that Fifty Percent (50%) of the then unvested shares covered by the Option shall immediately vest and become exercisable upon the effective date of the Change in Control. In the event that Executive remains in service with the Company after the Change in Control, the remaining unvested shares shall continue to vest on a monthly basis in equal installments over the balance of the 5 year vesting period in accordance with the Company's standard vesting policy. However, if within twelve (12) months after a Change in Control, Executive's employment with the Company is involuntarily terminated without Cause or Executive voluntarily terminates his employment with the Company with Good Reason, then all remaining unvested shares covered by the Option shall vest and become exercisable as of the date of such termination.

Pooling. Notwithstanding the immediately preceding Section, in the event that the potential acceleration of vesting and exercisability of the shares covered by the Option would cause a contemplated Change in Control transaction that would otherwise be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by the Company's independent public accountants (the "Accountants") prior to the Change in Control, such acceleration shall not occur.

Handling of Golden Parachute Payments. In the event that it shall be determined that any payments or distributions by the Company, or the grant of any benefit by the Company, to Executive or for Executive's benefit (whether paid or payable, distributed or distributable or granted or to be granted pursuant to the terms of this Agreement or otherwise) would both (i) constitute "parachute payments" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section of this Agreement, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits hereunder shall be either:

5. delivered in full, or

6. delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, all determinations required hereunder shall be made in writing in good faith by the Accountants. In the event of a reduction in benefits hereunder, Executive shall be given the choice of which benefits to reduce. For purposes of making the calculations required hereunder, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination hereunder. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated hereunder.

PROPRIETARY INFORMATION OBLIGATIONS.

2.3 Agreement. Executive agrees to execute and abide by the Employee Invention Agreement attached hereto as Exhibit A.

2.4 Remedies. Executive's duties under the Employee Invention Agreement shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Employee Invention Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

OUTSIDE ACTIVITIES.

2.5 Except with the prior written consent of the Company's Board, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

2.6 Except as permitted by Section 5.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

2.7 During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than One Percent (1%) of the voting stock of such corporation.

TERMINATION OF EMPLOYMENT.

2.8 Termination Without Cause.

(a) The Company shall have the right to terminate Executive's employment with the Company at any time without cause or advance notice.

(b) In the event Executive's employment is terminated by the Company without cause which is not the result of a Change in Control as defined in Section 3.1, Executive shall be eligible to receive severance compensation, calculated as specified herein, as his only severance compensation and benefit, provided that, Executive executes a general release of any and all claims he may have against the Company, which general release shall be in a form acceptable to the Company. The amount of severance compensation that Executive shall receive shall be calculated pursuant to the following schedule: (a) if the termination occurs on or prior to the second year anniversary of Executive's hire date, he shall receive an amount equal to twelve (12) months of his base salary, subject to standard payroll deductions and withholdings, and paid in a lump sum; (b) if the termination occurs between the second and third year anniversary of Executive's hire date, he shall receive an amount equal to twelve (12) months of his base salary minus one month of salary for every two months of his employment during his third year of employment, subject to standard payroll deductions and withholdings, and paid in a lump sum; or (c) if the termination occurs after the third year anniversary of Executive's hire date, he shall receive an amount equal to six (6) months of his base salary, subject to standard payroll deductions and withholdings, and paid in a lump sum.

2.9 Termination for Cause.

(a) The Company shall have the right to terminate Executive's employment with the Company at any time for Cause.

(b) "Cause" for termination shall mean: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the Company; (c) Executive's persistent failure to perform his duties to the Company in a satisfactory manner, after written notice is provided to the Executive by the Board, which notice includes the steps to be taken by the Executive to remedy his failure to perform his duties; (d) intentional damage to any property of the Company; or (e) conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

(c) In the event Executive's employment is terminated at any time for Cause, Executive will not be entitled to severance pay or any other such compensation or benefit.

2.10 Voluntary or Mutual Termination.

(a) Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

(b) In the event Executive voluntarily terminates his employment, he will not be entitled to severance pay or any other such compensation or benefit.

NONINTERFERENCE.

While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

GENERAL PROVISIONS.

2.11 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

2.12 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction in order to most closely effectuate the parties' intentions.

2.13 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

2.14 Complete Agreement. This Agreement and its Exhibit constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by a member of the Company's Board.

2.15 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

2.16 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

2.17 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

2.18 Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.

2.19 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

LYNX THERAPEUTICS, INC.

By:	/s/ Craig C. Taylor

Craig C. Taylor
Director

Date:	June 16, 1999

Accepted and agreed this
18th day of June, 1999.

/s/ Norman John Wilkie Russell, Ph.D.
Norman John Wilkie Russell, Ph.D.

June 18, 1999
Date